EXHIBIT 10.18

At Will Employment Agreement with William Keating

November 1, 2004

William Keating

12880 Glen Brae

Saratoga, CA 95070

Dear Bill:

We take great pleasure in offering you employment with Vyyo Inc. You are being offered the position of Chief Executive Officer of Xtend Networks, a Vyyo company, and will report directly to me. Your base salary will be $300,000 annualized and will be paid in accordance with our standard payroll practices. Other components of the compensation package are as follows:

Bonus: You will be eligible for an annual bonus of $200,000. This bonus will be paid out based on milestones which will be mutually determined and approved by me and the Vyyo Board within 60 days of your date of hire. If the parties can not reach an agreement on such milestone, this offer shall become null and void and you will receive $25K for your services during that 60 days period.

Your base salary and bonus will be reviewed annually.

Equity: You will be awarded two stock option grants, subject to Board approval. The first grant, to purchase 300,000 shares of Vyyo Common Stock, will be on or about November 1, 2004. The second grant, to purchase 400,000 shares of Vyyo Common Stock, will be on or about January 15, 2005 (or as soon as practicable thereafter, subject to the Company filling of S-8 (usually done in conjunction with the 10-K). The per-share exercise price of both grants will be equal to the closing per-share price of Vyyo’s Common Stock on the date of the respective grant. The stock options under both grants shall vest and become exercisable pursuant to the following schedule: 25% of the options shall vest and become exercisable on November 1, 2005; and 2.083% of the options shall vest on the 1st day of each month commencing on December 1, 2005 and for the following thirty-five (35) months until fully vested, provided that you continue as an employee of or consultant to Vyyo or its subsidiaries. The options shall expire five (5) years after the date of grant, or, if earlier, ninety days after you cease to be an employee of or consultant to Vyyo or its subsidiaries.

Change of Control: In the event there is a Change of Control and within one year thereafter, you either quit for Good Reason or you are terminated without Cause, then, contingent on your signing a release in a form satisfactory to Vyyo, 50% of your outstanding unvested options shares at that time will vest immediately and you will be provided a severance equal to six (6) months base salary.

Benefits: You will be entitled to participate in, and receive benefits and other perquisites under, Vyyo Inc.’s employee benefit plans, programs and arrangements that are or may be available to employees of Vyyo generally on terms and conditions that are no less favorable than those generally applicable to employees of Vyyo.

Severance: If your employment is terminated for any reason other than Cause (or on account of a Change of Control, discussed above), you will be paid a severance equal to (i) three (3) months base salary, if such termination occurs within the first 12 months of employment, and (ii) an additional one (1) month base salary for each additional twelve month period (after the completion of the first 12 months) of employment. In addition, if such termination for any reason other than Cause (or Change in Control) occurs prior to the expiration of six (6) months from your date of hire, ten (10%) percent of your outstanding stock options will immediately vest. If such termination for any reason other than Cause (or Change in Control) occurs after six (6) months but prior to the expiration of twelve (12) months from your date of hire, twenty (20% of your outstanding stock options will immediately vest.

Location: It is understood that your duties shall be performed primarily at Vyyo’s headquarters (presently located at 4015 Miranda Avenue, Palo Alto, CA) and will also require staffing and supervising employees on the East Coast to meet the needs of the business as dictated by the strategic operating plan which you will develop and have approved by the Vyyo Board of Directors. You also understand that Xtend Networks has a substantial part of its business in Israel and that you will be required as part of your job to travel to Israel from time to time.

For purposes of this agreement, the following definitions shall apply:

“Change of Control” shall mean: (a) a merger, consolidation or reorganization approved by the Corporation’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Corporation’s outstanding voting securities immediately prior to such transaction; or

(b) the sale, transfer or other disposition of all or substantially all of the Corporation’s assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in consort other than a sale, transfer or disposition to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which is owned by the Corporation or by stockholders of the Corporation in substantially the same proportion as their ownership of the Corporation immediately prior to such sale.

“Cause” shall mean: any good faith reason associated with any inappropriate conduct or lack of performance on your part.

“Good Reason” shall mean: (a) any reduction in the aggregate level of your base salary and annual bonus by more than 15% which is not imposed on all executive management of the Company; (b) the company relocates to a location more than fifty (50) miles South or 25 miles North, East, or West from its then current office location which is also further from your then current residence.

Notwithstanding the foregoing severance benefits, your employment with Vyyo will be “at will,” meaning that either you or Vyyo will be entitled to terminate your employment at any time and for any reason, with or without cause and with or without notice. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and Vyyo on this matter. Although your job duties, title, compensation and benefits, as well as Vyyo’ personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized member of Vyyo’s Compensation Committee of the Board.

By signing this letter of agreement, you represent and warrant to Vyyo that you are under no contractual commitments inconsistent with your obligations to Vyyo. While you render services to Vyyo, you will abide by your duty of loyalty to Vyyo and will devote your full time, energy and attention to the interests of Vyyo. This offer is contingent on you executing the enclosed Proprietary Information and Inventions Agreement and upon you providing the Company with the legally-required proof of your identity and authorization to work in the United States.

This letter agreement may not be amended or modified except by an express written agreement signed by the Compensation Committee of Vyyo’s Board. The terms of this letter agreement and the resolution of any disputes will be governed by California law.

Bill, the Vyyo Board is very excited about you joining as the CEO of Xtend Networks and we look forward to your positive response to this offer. Please confirm your decision to join Vyyo on these terms by signing a copy of this offer letter and returning it to us on or before the validity date. We look forward to your written signature to compliment your verbal acceptance of this offer.

Very truly yours,

/s/ DAVIDI GILO by APF
Davidi Gilo Chairman & Chief Executive Officer

I accept the offer of employment with Vyyo under the terms described in this letter. I acknowledge that this letter is the complete agreement concerning my employment with Vyyo and supersedes all prior and contemporaneous agreements and representations. I sign this letter voluntarily and not in reliance on any promises other than those contained in the letter.

Signed on: 11/1/04	By:	/s/ WILLIAM KEATING
Signature

December 23, 2004

William Keating

12880 Glen Brae

Saratoga, CA 95070

Re:                Extension of Time for Bonus Milestones

Dear Bill:

This letter shall amend that Offer Letter dated November 1, 2004 (the “Offer Letter”), as to the determination of milestones for calculation of your annual bonus. The Offer Letter provides that such milestones are to be mutually determined and approved by me and the Vyyo Board within 60 days of your date of hire (November 1, 2004). If the parties cannot reach an agreement on such milestone, this offer shall be become null and void and you will receive $25K for your services during that 60 day period.

The provision pertaining to bonus shall be revised as follows:

“Bonus: You will be eligible for an annual bonus of $200,000. This bonus will be paid out based on milestones which will be mutually determined and approved by me and the Vyyo Board on or before January 31, 2005. If the parties cannot reach an agreement on such milestones, your employment shall terminate effective January 31, 2005, and all other provisions of the Offer Letter shall become null and void.”

If you are in agreement with this amendment please sign this letter in the space indicated and return via fax and regular mail to Andrew Fradkin, General Counsel (Fax 650.319.4020).

Very truly yours,

/s/ DAVIDI GILO
Davidi Gilo Chairman & Chief Executive Officer

I accept the amendment of the Offer Letter amending the provision pertaining to determination of bonus as outlined above.

Signed on: 12/26/04	By:	/s/ WILLIAM KEATING
William Keating